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                                 EXHIBIT 23.01

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                              Acknowledgment Letter





The Board of Directors
Life Re Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8s: Numbers 33-54138, 33-80251, and 33-80737) pertaining to The Life Re Corporation Stock Investment Plan, The Life Re Corporation Stock Option Plan and The Life Re Corporation 1993 Non-Employee Directors Stock Option Plan, respectively, of our report dated July 29, 1997 relating to the unaudited condensed consolidated interim financial statements of Life Re Corporation that is included in its Form 10-Q for the quarter ended June 30, 1997.



                                         /s/ ERNST & YOUNG LLP
                                         ERNST & YOUNG LLP

Stamford, Connecticut
July 29, 1997